UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                         ----------------------

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING

                     Commission File Number 000-22845


[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [x] Form 10-QSB [ ] Form N-SAR

For the Quarterly Period Ended: September 30, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on From 20-K
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _____________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMISSION HAS VERIFIED ANY OF THE INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


PART I.  REGISTRANT INFORMATION


Creative Host Services, Inc.
-----------------------------------------------------------------------------
Full Name of Registrant


N/A
-----------------------------------------------------------------------------
Former Name if Applicable


16955 Via Del Campo, Suite 110
-----------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


San Diego, CA 92127
-----------------------------------------------------------------------------
City, State and Zip Code

PART II. Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountants statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

PART III.  NARRATIVE

The Company has not been able to compile all of the requisite financial data and narrative information necessary for it to have sufficient time to complete its quarterly report on Form 10-QSB for the period ended September 30, 2002, without unreasonable effort or expense.


PART IV.  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Sayed Ali                     858                675-7711
--------------------          -------------       -----------------
      (Name)                   (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been file? If
    answer is no, identify reports.  [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?  [ ] Yes   [X] No


                           Creative Host Services, Inc.
                  ----------------------------------------------
                 (Name of Registrant as Specified in its Charter)

Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2002                         By: /S/ Sayed Ali
                                                    ------------------------
                                                    Sayed Ali, President